AFBI Selected Data Company Highlights $855 million in assets $661 million in loans $709 million in deposits 10.8%* growth in assets 3.1%* growth in loans 10.6%* growth in deposits As of 2023Q3 YTD *Growth is annualized.

AFBI Selected Data Company Highlights $25.4 million in NOO office loans 43% avg LTV on NOO office loans 37% DDA/Total Deposits $4.9 million in YTD earnings 13.9% uninsured deposits approximately $0.75 YTD diluted earnings per share

AFBI Selected Data Tangible Book Value Calculation Tangible Equity Shares Outstanding Tangible Book Value Ending balance December 31, 2022 $98,545 6,605 $14.92 Stock Activity including repurchase (2,154) Unearned stock comp change 156 AOCI Change (1,104) Effect of goodwill and other intangibles 144 Adoption of new accounting pronouncement (460) Net earnings before stock compensation 5,710 Stock Compensation, net of taxes (775) Ending balance September 30, 2023 $100,062 6,405 $15.62 (in thousands, including shares) * See Non-GAAP Reconciliation

AFBI Selected Data NIM, NI, and EPS – Adjusted for 1st Quarter 2022 FHLB Advance Prepayments * For the Nine Months Ended September 30, 2023 2022 Net Interest Margin 3.36% 3.95% Net Income (in thousands) $4,935 $5,181 Earnings Per Share $0.75 $0.76 * See Non-GAAP Reconciliation

AFBI Selected Data Loan Composition as of September 30, 2023

AFBI Selected Data Deposit Composition as of September 30, 2023

AFBI Selected Deposit Data Deposits * All deposits are held at AFBI and include the Company’s own funds Estimated uninsured deposits are approximately $98.7 million or 13.9% of total deposits.* Consumer deposits total $20.7 million or 21.0% of estimated uninsured deposits. Business deposits total $78.0 million or 79.0% of estimated uninsured deposits. Demand deposits represent 37% of total deposits. Consumer and Business demand deposits each represent approximately 46% and 54% of total demand deposits. Dental deposits total $117.3 million and represent 16.5% of total deposits. Cost of Funds – 2.21% 3Q23, 2.17% 2Q23, 2.01% YTD

AFBI Share Information

AFFINITY BANCSHARES INC.

NON-GAAP RECONCILIATION

(in thousands)

	For the Three Months Ended				
Non-GAAP Reconciliation	**September 30, 2023**	**June 30, 2023**	**March 31, 2023**	**December 31, 2022**	**September 30, 2022**
Tangible book value per common share reconciliation					
Book Value per common share (GAAP)	$18.50	$18.34	$18.02	$17.73	$17.37
Effect of goodwill and other intangibles	(2.87)	(2.87)	(2.82)	(2.81)	(2.80)
Tangible book value per common share	$15.62	$15.47	$15.20	$14.92	$14.57
Tangible equity to tangible assets reconciliation					
Equity to assets (GAAP)	13.85%	13.45%	12.69%	14.80%	14.84%
Effect of goodwill and other intangibles	(1.90)%	(1.86)%	(1.77)%	(2.05)%	(2.09)%
Tangible equity to tangible assets (1)	11.95%	11.59%	10.92%	12.75%	12.75%

(1) Tangible assets is total assets less intangible assets. Tangible equity is total equity less intangible assets.

	For the Nine Months Ended September 30,	
	2023	**2022**
Operating net income reconciliation		
Net income (GAAP)	$4,935	$5,435
FHLB mark from called borrowings	—	(988)
FHLB prepayment penalties	—	647
Income tax expense	—	87
Operating net income	$4,935	$5,181
Weighted average diluted shares	6,575,923	6,782,393
Adjusted earnings per share	$0.75	$0.76
Net interest income	$20,491	$22,418
FHLB mark from called borrowings	—	(988)
Adjusted Net interest income	$20,491	$21,430
Adjusted Net interest income reconciliation		
Net interest margin (GAAP)	3.36%	4.24%
Effect of FHLB mark from called borrowings	0.00	(0.29)
Adjusted Net interest margin	3.36%	3.95%

NEWTON FEDERAL AFFINITY BANK FITNESS BANK